Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-8 File No.333-44624 and 333-38100) pertaining to the Ennis, Inc. 401(k) Plan (the Plan), of our report dated June 24, 2020, with respect to the financial statements and schedule (modified cash basis) of the Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ BKM Sowan Horan, LLP

Addison, Texas

June 24, 2020